EXHIBIT 5-1


                        September 18, 1996

ACC Corp.
400 West Avenue
Rochester, New York  14611

          Re: Registration on Form S-8 of 150,000 Shares of ACC Corp. Class A Common Stock for Sale Under the Securities Act of 1933

Gentlemen:

     We have acted as counsel to ACC Corp. (the "Company"), a Delaware corporation, in connection with the registration for public sale of a total of 150,000 shares of its Class A Common Stock, par value $.015 per share, to be offered in connection with its United Kingdom Share Save Scheme, as more fully described in the Registration Statement on Form S-8 being filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

     In our opinion, the 150,000 shares of Class A Common Stock covered by the aforesaid Registration Statement have been duly authorized and, when issued in accordance with the terms of the Company's United Kingdom Share Save Scheme and the options granted thereunder, will be legally and validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to any references to this opinion therein.

                                   Very truly yours,



                                   UNDERBERG & KESSLER LLP


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